BMJ Medical Management, Inc. Files for Protection Under Chapter 11 of the Bankruptcy Code

BOCA RATON, Fla., Dec. 17 /PRNewswire/ -- BMJ Medical Management, Inc. (Nasdaq:
BONS - news) today announced that it and five of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in Wilmington, Delaware. The filing was necessitated by, among other things, actions by two medical groups in Florida affiliated with the Company that unjustifiably withheld monies due the Company related to the collection of the Company's accounts receivable. The Company has filed a complaint and a motion for a temporary restraining order as part of its efforts to recover these funds, continue collection of accounts receivable and compel compliance by affiliated medical groups with their respective obligations under their Management Services Agreements.

Over the course of the last several weeks, the Company has discussed with various affiliated medical groups a restructuring of certain of its obligations, and those of the medical groups, under the respective Management Services Agreements. To date, none of the Management Services Agreements have been formally amended or terminated. The Company intends to actively continue these discussions.

The Company also announced that it has obtained post-petition financing commitments from its prepetition senior secured lenders in amounts necessary, from time-to-time, to fund the Company's business operations under the terms of the Management Services Agreements.
Prior to the petition date, four medical groups filed lawsuits against the Company seeking damages and rescission of their Management Services Agreements on account of alleged breach of contract, fraud and securities fraud. These lawsuits and all other prepetition actions against the Company (including the debtor-subsidiaries) have been stayed from proceeding pursuant to the provisions of the Bankruptcy Code.

Separately, the Company announced that its Board of Directors has elected Charles Sweet to serve as President and Chief Executive Officer succeeding Donald J. Lothrop, who will remain on the Board of Directors.

Charles Sweet, 42, joined BMJ Medical Management, Inc. in May of this year and has served as Chief Operating Officer and Chief Information Officer. His background includes fifteen years of experience with Mercy Health Services, a large integrated health care system located in the Midwest. Commenting on his appointment, Mr. Sweet said, "Don Lothrop's unselfish contributions to the management of BMJ during the past few months has been greatly appreciated. I am more than happy to accept a leadership role in this most difficult chapter of BMJ's history."

BMJ Medical Management, Inc. is a single specialty Physician Practice Management Company focused on musculoskeletal care consisting of orthopaedic surgery, physiatry, rheumatology and podiatry as well as ambulatory surgery centers, MRI diagnostic services and physical and rehabilitative therapy.